Exhibit 5

                          [Letterhead of William Sorin]



Ladies and Gentlemen:

           I have acted as legal counsel to Comverse Technology, Inc., a New York corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission on the date hereof and relating to an offering of 5,676,593 shares of the Company's Common Stock, par value $.10 per share, to be offered for resale by the selling shareholders identified therein (the "Shares").

           In my capacity as legal counsel to the Company, I have examined originals or copies, certified or otherwise identified to my satisfactions of such documents, corporate records and other instruments as I have deemed necessary for the purpose of rendering this opinion. In the course of such examinations, I have assumed the genuineness of all documents submitted to me as originals and the conformity to originals and certified documents of all copies submitted to me as conformed copies.

           Based upon and subject to the foregoing, I am of the opinion that the Shares are validly issued, fully paid and nonassessable.

           I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to me under the caption "Legal Matters" in the Prospectus contained therein. In giving the foregoing consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation of the Securities and Exchange Commission thereunder.


                                                         Very truly yours,

                                                         /s/ William F. Sorin



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